PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	JANUARY 17, 2013
1450 BROADWAY, 24th FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes

HzO and Atelier Haute Communication Partnership

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative nanotechnology companies, notes that Atelier Haute Communication, an expert in tailor-made mobile phones, has teamed up with Harris & Harris Group's portfolio company, HzO, Inc., creator of WaterBlock™, a nano-coating that offers water damage protection from the inside out for electronic devices. The partnership will enable Atelier to incorporate WaterBlock™ in an exclusive model from its range of luxury smart phones. The first smart phone to feature WaterBlock™ will be the TAG Heuer RACER Sub-Nano, a limited edition, Android-based model and is expected to be available in April 2013.

"Corporate partnerships are often instrumental to our portfolio companies' efforts to commercialize their technology," said Douglas W. Jamison, Chief Executive Officer of Harris & Harris Group.  "At Harris & Harris Group, we believe these types of corporate partnerships will be fundamental for us in realizing value in these start-up companies over the coming decades."

WaterBlock™ works by creating a strong barrier between the internal circuitry of a device and water without any additional bulk, weight, or changes to the phone’s aesthetics. The barrier is a transparent, thin film applied only to the internal electronics allowing the phone to survive complete submersion. In tests, it has proven to protect a device even when submerged to a depth of one meter for significant durations. Over 50 different smart phone models with WaterBlock™ have been tested to date. HzO's press release can be viewed at http://www.hzoinside.com/2013/01/10/atelier-haute-communication-hzo-sign-deal-provide-cuttingedge-water-protection-technology-luxury-smart-phones/2361.

Harris & Harris Group is an investor in privately held HzO, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.hzoinside.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.